Exhibit 99.1

VSE Declares a $0.07 Per Share Cash Dividend

ALEXANDRIA, VIRGINIA, May 5, 2011 – VSE Corporation (Nasdaq GS: VSEC) reported today that  the Company's Board of Directors has declared a quarterly dividend of $0.07 per share that will be paid on August 10, 2011, to stockholders of record as of July 27, 2011.

VSE has paid cash dividends since 1973 and has increased its dividend each year since 2004. During 2010 VSE declared quarterly dividends at the rate of $0.05 per share through March 31, 2010, and at the rate of $0.06 per share commencing June 1, 2010. While VSE’s Board of Directors expects to continue quarterly dividends during 2011 at the rate of $0.07 per share, the payment and amount of future dividends will depend on existing conditions, including the Company's earnings, financial condition, working capital requirements, and other factors.

VSE CEO, Maurice “Mo” Gauthier said, “The acquisition of Akimeka, LLC in August 2010 to boost our Health IT offerings  and our  improved organic profit margins despite industry headwinds, enabled us to reflect our appreciation for our shareholders’ loyalty and support. Once again, we are able to increase our dividend.”

About VSE
VSE marked its 50th year as a government contractor in 2009. VSE is a diversified Federal Services company of choice for solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for consulting and program management, logistics, equipment and vehicle/vessel refurbishment, engineering, information technology, energy consulting, and construction program management. For additional information on VSE services and products, please see the company’s web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Sales and Marketing, at (703) 329-3206.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings with the U.S. Securities and Exchange Commission for further information and analysis of VSE’s financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Investor Relations:  Christine Peters (703) 329-3263